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                                                                    EXHIBIT 99.1

ASCHE TRANSPORTATION SERVICES, INC. ANNOUNCES ACCOUNTING ISSUES AT ASCHE TRANSFER, INC. Jan 11 /PRNewswire/ -- Asche Transportation Services, Inc. ASHE, has determined, during a review of the accounting records of one of its subsidiaries, Asche Transfer, Inc., that certain accounts may have been misstated in the Company's quarterly reports for 1999 and in the annual report for 1998. The Company has not determined, as of yet, whether the misstatement has a material impact on the Company's financial statements taken as a whole.

Based on the Company's review, which is ongoing, the Company determined that the controller at Asche Transfer, Inc., who has since been dismissed, appears to have made numerous accounting entries in 1999 which lacked proper support, and in certain instances, failed to make other accounting entries which should have been made. The controller is also alleged to have stolen approximately $62,000 principally in 1999.

The Company is undertaking a comprehensive review of the accounting records of Asche Transfer, Inc. The Company's auditors, Ernst & Young, LLP, fully intend to assist the Company in this review.

Based on the Company's review, the Company believes that the accounting records and financial statements of the Company's other two subsidiaries, AG Carriers, Inc. and Specialty Transportation Services, Inc. have not been affected by the actions of Asche Transfer's former controller.

Asche, through its operating subsidiaries, Asche Transfer, Inc. and AG Carriers, Inc., is a leading provider of temperature-controlled, time- sensitive transportation of frozen foods, juice concentrates, perishable commodities, household and retail commodities, and tropical foliage. STS, as an operating subsidiary of Asche, is a leading provider of municipal solid waste and bulk industrial transport services. Its shares trade on the Nasdaq National Market under the symbol ASHE.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward- looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," "expects," and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors, including, among others, those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to, general economic conditions, availability of drivers, fuel costs, labor costs, interest rates, competition and governmental regulations.

SOURCE Asche Transportation Services, Inc.